As filed with the Securities and Exchange Commission on May 11, 2021
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Tilray, Inc.
(Exact name of registrant as specified in its charter)

Delaware	82-4310622
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
745 Fifth Avenue, Suite 1602, New York, New York 10151
(Address of principal executive offices)

Tilray, Inc. Amended and Restated 2018 Equity Incentive Plan
(Full title of the plan)

Irwin D. Simon
Chief Executive Officer
745 Fifth Avenue, Suite 1602
New York, New York 10151
(519) 322-8800
(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Christopher P. Giordano, Esq.
Stephen P. Alicanti, Esq.
Jon Venick, Esq.
DLA Piper LLP (US)
1251 Avenue of the Americas
New York, NY 10020
(212) 335-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(4)	Proposed Maximum Aggregate Offering Price(4)	Amount of Registration Fee
Class 2 common stock, par value $0.0001 per share	6,461,092(2)	$14.765	$95,398,023.38	$10,407.93
Class 2 common stock, par value $0.0001 per share	6,338,243(3)	$14.765	$93,584,157.90	$10,210.03
TOTAL	12,799,335		$188,982,181.28	$20,617.96
(1)  Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Class 2 common stock that become issuable under the Tilray, Inc. Amended and Restated 2018 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Class 2 common stock.

(2)  Covers 6,461,092 shares of Class 2 common stock of Tilray Inc., par value $0.0001, available for issuance under the Tilray, Inc. Amended and Restated 2018 Equity Incentive Plan (the “Plan”) in connection with the arrangement agreement, dated as of December 15, 2020, as amended on February 19, 2021, between the Registrant and Aphria Inc., and a plan of arrangement under the Business Corporations Act (Ontario).

(3)  6,338,243 shares of Class 2 common stock of Tilray, Inc., par value $0.0001, were automatically added to the shares authorized for issuance under the Plan on January 1, 2021 pursuant to an “evergreen” provision contained in the Plan.  Pursuant to such provision, on January 1 of each year through 2027, the number of shares authorized for issuance under the Plan is automatically increased by a number equal to four percent of the outstanding shares of the Registrant’s Class 2 common stock as of the end of the Registrant’s immediately preceding fiscal year, or any lesser number of shares of the Registrant’s Class 2 common stock determined by the Board of Directors of the Registrant.

(4)  Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $14.765, the average of the high and low prices of the Registrant’s Class 2 common stock as reported on The Nasdaq Global Select Market on May 6, 2021.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Tilray, Inc. (the “Registrant”) for the purpose of registering an additional 12,799,335 shares of the Registrant’s Class 2 common stock (“Class 2 Common Stock”) under the Registrant’s Amended and Restated 2018 Equity Incentive Plan (the “Plan”). These additional shares of Class 2 common stock are securities of the same class as other securities for which registration statements on Form S-8 (File Nos. 333-226267, 333-231539 and 333-238179) were filed with the Securities and Exchange Commission (the “Commission”) on July 20, 2018, May 16, 2019, and May 11, 2020, respectively.

Pursuant to an arrangement agreement (the “Arrangement Agreement”), dated as of December 15, 2020, as amended on February 19, 2021, between the Registrant and Aphria Inc. (“Aphria”), the Registrant acquired all of the issued and outstanding common shares of Aphria pursuant to an arrangement (the “Plan of Arrangement”) under the Business Corporations Act (Ontario) (the “Arrangement”). Pursuant to the Arrangement, outstanding equity awards under the Aphria Omnibus Long-Term Incentive Plan immediately prior to the Effective Time (as defined in the Arrangement Agreement) were assumed and exchanged into either an option (“Option”) to acquire a number of shares of Class 2 Common Stock or a right pursuant to a restricted stock unit or a deferred stock unit to receive shares of Class 2 Common Stock upon settlement (“RSU”), as applicable, equal to the product of (x) the number of Aphria shares subject to such Option or RSU immediately prior to the Effective Time multiplied by (y) 0.8381 (the “Exchange Ratio”), for a total of 6,461,092 shares of Class 2 Common Stock. The Options will have a per share exercise price equal to (A) the per share exercise price applicable to such option prior to the Effective Time divided by the Exchange Ratio.  The Plan of Arrangement closed on April 30, 2021.

The additional 6,338,243 shares of Class 2 Common Stock have become reserved for issuance as a result of the operation of the automatic increase provision of the Plan.  Pursuant to such provision, on January 1 of each year through 2027, the number of shares authorized for issuance under the Plan is automatically increased by a number equal to four percent of the outstanding shares of Class 2 Common Stock as of the end of the Registrant’s immediately preceding fiscal year, or any lesser number of shares of Class 2 Common Stock determined by the Board of Directors of the Registrant.

This Form S-8 is being filed to register the issuance of such shares, which shares may be used for awards under the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will provide, free of charge, all participants in the Plan with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with the rules and regulations of the Commission, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” into this Registration Statement certain information. This means that we can disclose important information to you by referring you to those documents that contain the information. The information we incorporate by reference is considered a part of this Registration Statement. We incorporate by reference into this Registration Statement the documents listed below that we have filed with the SEC. Any report or information within any of the documents referenced below that is furnished, but not filed, shall not be incorporated by reference into this Registration Statement.

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 19, 2021, as amended by Form 10-K/A filed with the SEC on April 28, 2021;

•
our Current Reports on Form 8-K, filed on January 28, 2021, February 12, 2021, February 22, 2021, February 25, 2021, March 26, 2021, April 9, 2021, April 13, 2021, April 15, 2021 April 16, 2021, April 23, 2021 and May 4, 2021 (as amended on May 4, 2021 and May 6, 2021);

•
the description of our Class 2 common stock as set forth in our registration statement on Form 8-A (File No. 001-38594), filed with the SEC on July 16, 2018, pursuant to Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description; and

•
the following sections contained in our definitive proxy statement on Schedule 14A filed with the SEC on March 13, 2021, as well as any amendments thereto reflected in subsequent filings with the SEC:

a.          “Risk Factors—Risks Related to the Combined Company”
b.          “Risk Factors—Risks Related to Taxes”
c.          “The Arrangement Agreement and Related Agreements”
d.          “Governance and Management of the Combined Company”
e.          “Information Concerning Aphria”

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference. You should direct any requests for documents to Tilray, Inc., 745 Fifth Avenue, Suite 1602, New York, NY 10151. Copies of the above reports may also be accessed from our web site at www.tilray.com. Information contained on, or that can be accessed through, our website is not a part of this Registration Statement and the inclusion of our website address in this Registration Statement is an inactive textual reference only.

We also incorporate by reference in this Registration Statement any future filings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all the securities to which this Registration Statement relates; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 or any related exhibit furnished under Item 9.01(d) of any Current Report on Form 8-K unless, and except to the extent, specified in any such Current Report on Form 8-K. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement modifies, supersedes or replaces such statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide that the Registrant will indemnify its directors and officers, and may indemnify its employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. However, Delaware law prohibits the Registrant’s certificate of incorporation from limiting the liability of the Registrant’s directors for the following:

•	any transaction from which the director derived an improper personal benefit;
•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and
•	any breach of the director’s duty of loyalty to the corporation or to its stockholders.

The Registrant has entered into indemnification agreements with each of its directors and officers. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity.

The Registrant may maintain insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his capacity as such. The Registrant has obtained director and officer liability insurance to cover liabilities directors and officers may incur in connection with their services to the Registrant.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

			Incorporated by Reference
Exhibit No.	Description of Document	Schedule Form	File Number	Exhibit	Filing Date	Filed Herewith
4.1	Amended and Restated Certificate of Incorporation, as currently in effect	8-K	001-38594	3.1	12/17/2019
4.2	Amended and Restated Bylaws, as currently in effect.	8-K	001-38594	3.1	4/16/2021
4.3	Indenture, dated April 23, 2019, between Aphria Inc. and GLAS Trust Company LLC	8-K	001-38594	4.1	5/4/2021
4.4	Form of 5.25% Convertible Senior Note due 2024 (included in Exhibit 4.3)	8-K	001-38594	4.1	5/4/2021
4.5	Supplemental Indenture, dated April 30, 2021, between Aphria Inc., Tilray, Inc. and GLAS Trust Company LLC)	8-K	001-38594	4.2	5/4/2021
5.1	Opinion of DLA Piper LLP (US).					X
23.1	Consent of PricewaterhouseCoopers, LLP, Independent Registered Public Accounting Firm of Aphria Inc.					X
23.2	Consent of Deloitte LLP, Independent Registered Public Accounting Firm of Tilray, Inc.					X
23.3	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).					X
24.1	Power of Attorney (contained on signature page hereto).					X
99.1	Amended and Restated 2018 Equity Incentive Plan	S-1	333-225741	10.2	7/9/2018
99.2	Form of Exchanged RSU Award Agreement					X

Item 9.  Undertakings.

1.  The undersigned registrant hereby undertakes:

(a)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the New York, State of New York, on May 11, 2021.

Tilray, Inc.

By:	/s/ Irwin D. Simon
Irwin D. Simon
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitute and appoint Irwin D. Simon and Carl A. Merton, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Irwin D. Simon	President, Chief Executive Officer and
Irwin D. Simon	Director (Principal Executive Officer)	May 11, 2021

/s/ Carl A. Merton	Chief Financial Officer (Principal Financial
Carl A. Merton	and Accounting Officer)	May 11, 2021

/s/ Jodi Butts
Jodi Butts	Director	May 11, 2021

/s/ David F. Clanachan
David F. Clanachan	Director	May 11, 2021

/s/ John M. Herhalt
John M. Herhalt	Director	May 11, 2021

/s/ David Hopkinson
David Hopkinson	Director	May 11, 2021

/s/ Brendan Kennedy
Brendan Kennedy	Director	May 11, 2021

/s/ Thomas Looney
Thomas Looney	Director	May 11, 2021

/s/ Renah Persofsky
Renah Persofsky	Director	May 11, 2021

/s/ Walter Robb
Walter Robb	Director	May 11, 2021